FOR IMMEDIATE RELEASE                                December 30, 2004

For further information, contact:                    Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
                  Completes Exchange Offer for Its Outstanding
              4.00% Convertible Senior Subordinated Notes Due 2033

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St. Louis, MO, December 30, 2004 - Maverick Tube Corporation (NYSE:MVK) today announced that it has completed its offer to exchange $1,000 original principal amount of its 2004 4.00% convertible senior subordinated notes due 2033 ("new notes") and an exchange fee of $2.50 for each $1,000 original principal amount of validly tendered and accepted and outstanding 4.00% convertible senior subordinated notes due 2033 ("old notes"). The exchange offer expired at midnight, New York City time, on December 29, 2004.

Based on the information provided by The Bank of New York, the exchange agent for the exchange offer, as of the expiration of the exchange offer, a total of $115,457,000 principal amount of old notes, or 96.2% of the outstanding aggregate principal amount of old notes, had been tendered for an equal amount of the new notes. All old notes that were properly tendered and not withdrawn have been accepted for exchange.

The new notes were registered on a registration statement on Form S-4 filed with the Securities and Exchange Commission which contains additional information regarding the exchange offer. The registration statement, the prospectus included therein and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission's website (www.sec.gov) or from the information agent or the dealer manager for the exchange offer at the addresses set forth below.

The information agent for the                        The dealer manager for the
exchange offer is:                                   exchange offer is:

D.F. King & Co., Inc.                                J.P. Morgan Securities Inc.
48 Wall Street, 22nd Floor                           277 Park Avenue, 8th Floor
New York, New York  10005                            New York, New York  10017
Banks and brokerage firms:   (212) 269-5550          (212) 622-5603 (collect)
All others call (Toll Free): (212) 758-5378

Maverick Tube Corporation is a St. Louis, Missouri based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.